Phillips Edison & Company Announces
Appointment of Devin Murphy to Board of Directors

CINCINNATI – July 1, 2024 - Phillips Edison & Company, Inc. (Nasdaq: PECO) (“PECO” or the “Company”), one of the nation’s largest owners and operators of grocery-anchored neighborhood shopping centers, today announced that on June 25, 2024, its Board of Directors (the “Board”) increased the size of the Board from nine to 10 members and appointed Devin Murphy to the Board, effective July 2, 2024.

Jeff Edison, Chairman and Chief Executive Officer stated, “We are excited to welcome Devin to PECO’s Board. Over the past decade, he has played a key role in PECO’s growth. Devin worked side-by-side with me to transform PECO into one of the largest strategic owners and operators of grocery-anchored neighborhood shopping centers. His proven track record and commitment to enhancing shareholder value make him a valuable addition to PECO’s Board.”

Mr. Murphy served as President of PECO from August 2019 until December 31, 2023. Prior to that, he served as PECO’s Chief Financial Officer from June 2013, when he joined the Company, to August 2019. Before joining PECO in 2013, Mr. Murphy worked for 27 years as an investment banker and held senior leadership roles at Morgan Stanley and Deutsche Bank. He served as the Global Head of Real Estate Investment Banking at Deutsche Bank. His Deutsche Bank team executed over 500 transactions of all types for clients representing total transaction volume exceeding $400 billion and included initial public offerings, mergers and acquisitions, common stock offerings, secured and unsecured debt offerings, and private placements of both debt and equity.

Mr. Murphy began his banking career at Morgan Stanley in 1986 and held a number of senior positions including Vice Chairman, Co-Head of US Real Estate Investment Banking, and Head of Real Estate Private Capital Markets. He also served on the Investment Committee of the Morgan Stanley Real Estate Funds, a series of global real estate funds with over $35 billion in assets under management. During his 20 years with Morgan Stanley, Mr. Murphy and his teams executed numerous capital markets and merger and acquisition transactions including a number of industry-defining transactions.

Mr. Murphy currently serves as chairperson of Apartment Income REIT Corp (AIRC), a NYSE-listed apartment REIT, and serves on the Audit, Compensation and Human Resources, and Governance and Corporate Responsibility Committees of AIRC. He is also an independent director of CoreCivic (CXW), a NYSE-listed corporation that provides diversified government solutions in corrections and detention management. He serves on the Audit Committee, Risk Committee, and chairs the Nominating and Governance Committee at CXW. Mr. Murphy served as a Director of the NYSE-listed real estate services firm Grubb and Ellis prior to its sale to BGC Partners and of the S&P 500 company Apartment Investment and Management (AIV) prior to its spin-off transaction. Mr. Murphy earned a BA in English and history with honors from the College of William & Mary and an MBA from the University of Michigan.

In determining that he should serve as a director, the Board considered Mr. Murphy’s public company expertise, corporate and operational finance expertise, strategic planning expertise, business development expertise, integrity, judgment and leadership skills.

As Mr. Murphy will retire from the Company effective July 1, 2024, Mr. Murphy will not be “independent” as defined under applicable rules of Nasdaq and the SEC at the time of his appointment. Mr. Murphy will receive the same compensation and other benefits for his service as a director as the other non-management directors on the Board.

Connect with PECO:
For additional information, please visit https://www.phillipsedison.com/

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About Phillips Edison & Company
Phillips Edison & Company, Inc. (“PECO”) is one of the nation’s largest owners and operators of omni-channel grocery-anchored shopping centers. Founded in 1991, PECO has generated strong results through its vertically-integrated operating platform and national footprint of well-occupied shopping centers. PECO’s centers feature a mix of national and regional retailers providing necessity-based goods and services in fundamentally strong markets throughout the United States. PECO’s top grocery anchors include Kroger, Publix, Albertsons and Ahold Delhaize. As of March 31, 2024, PECO managed 304 shopping centers, including 284 wholly-owned centers comprising 32.4 million square feet across 31 states and 20 shopping centers owned in one institutional joint venture. PECO is focused on creating great omni-channel, grocery-anchored shopping experiences and improving communities, one neighborhood shopping center at a time.

PECO uses, and intends to continue to use, its Investors website, which can be found at https://investors.phillipsedison.com, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

Forward-Looking Statements
This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can generally be identified by the Company’s use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “seek,” “objective,” “goal,” “strategy,” “plan,” “focus,” “priority,” “should,” “could,” “potential,” “possible,” “look forward,” “optimistic,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Such statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or anticipated, including the risk factors and other risks and uncertainties described in the Company’s 2023 Annual Report on Form 10-K, filed with the SEC on February 12, 2024, as updated from time to time in the Company’s periodic and/or current reports filed with the SEC, which are accessible on the SEC’s website at www.sec.gov. Except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Investors:
Kimberly Green, Head of Investor Relations
(513) 692-3399, kgreen@phillipsedison.com

Media:
Cherilyn Megill, Chief Marketing Officer
(801) 415-4373, cmegill@phillipsedison.com